Exhibit 99.1

Contact:

 Karen L. Howard
Vice President – Finance and Chief Financial Officer
Columbus McKinnon Corporation
                       716-689-5550
karen.howard@cmworks.com

Columbus McKinnon Reports 6.7% Revenue Growth in
Fiscal 2009 Second Quarter

▪	Second quarter of fiscal 2009 revenue from continuing operations was $154.7 million; Hurricane Ike delayed approximately $2 million in revenue, representing approximately $0.02 per diluted share

▪	International sales grew 10.6% in the second quarter; U.S. sales grew 4.9%

▪	Operating cash flows increased 13.5% to $31.2 million in first half; $29 million of cash on hand after October 1, 2008 acquisition

▪	Rapid cost increases in September impacted margins by an estimated $0.03 per diluted share

▪	Solid capital structure: debt to total capitalization of 30.1% at quarter end and about 31% following Pfaff-silberblau acquisition closing on October 1, 2008

AMHERST, N.Y., October 24, 2008 – Columbus McKinnon Corporation (NASDAQ: CMCO), a leading designer, manufacturer and marketer of material handling products, today announced financial results for its second quarter of fiscal 2009 that ended on September 28, 2008.

Net sales from continuing operations for the second quarter of fiscal 2009 were $154.7 million, up $9.7 million, or 6.7%, over the same period in the prior year, primarily as a result of international demand, strengthened pricing and foreign currency translation.  Income from operations was $18.8 million in the fiscal 2009 second quarter, down 4.6%, or $0.9 million, compared with the fiscal 2008 second quarter.  Hurricane Ike caused the shut down of many businesses and oil and gas operations for a number of weeks in September, reducing the Company’s operating income on delayed sales by an estimated $0.6 million.  In addition, costs in September were up approximately $1.0 million compared with the average of July and August.

Income from continuing operations in the second quarter of fiscal 2009 was $10.5 million, up 6.5% from $9.9 million in the second quarter of fiscal 2008.  The fiscal 2008 second quarter was disadvantaged by $1.4 million in bond redemption costs.  On a per diluted share basis, income from continuing operations was $0.54, a 5.9% increase over $0.51 from last year’s second quarter.

Net income, which includes discontinued operations, was up 12.5% to $10.6 million for the fiscal 2009 second quarter compared with net income of $9.5 million in the second quarter of fiscal 2008.  On a per diluted share basis, fiscal 2009 second quarter net income was $0.55, compared with $0.49 in the same period last year.  Excluding the $1.4 million pre-tax for the cost of bond redemptions in last year’s second quarter, on a comparative basis net income for the fiscal 2009 second quarter was up $0.3 million, or $0.01 per diluted share.

Columbus McKinnon Reports 6.7% Revenue Growth in Fiscal 2009 Second Quarter
October 24, 2008

Timothy T. Tevens, President and Chief Executive Officer, commented, “We implemented measures to address rising costs, including the U.S. hoist price increase effective in August, and were on track in the first two months in the quarter, when sudden cost increases and Hurricane Ike hit in September.  Rapid increases in costs of materials, freight and utilities in the month of September alone impacted earnings by approximately $0.03 per diluted share.  On top of that, we estimate that Hurricane Ike’s temporary impact affected earnings per share by an additional $0.02, due to shipments that were delayed into October.  Recently, we have seen costs come down somewhat.  Nonetheless, we are taking aggressive measures to fine tune our cost structure in anticipation of slowing in the industrial and commercial markets.  Our lower fixed cost structure and leaner operations provide us flexibility to make changes quickly and also lessen the recessionary effects on our earnings power when compared with the last recessionary period earlier this decade.”

He added, “We remain focused on our strategic goals nonetheless and, with our recent acquisition announced October 2, 2008, we have taken a large step toward our goal of having about 50% of sales from international sources to enhance our geographic diversification and market coverage.”

Growth in sales reflects international strength and proactive pricing policies

Periods prior to the second quarter of fiscal 2009 have been restated to reflect the classification of Univeyor as discontinued operations. The Univeyor divestiture was announced on July 25, 2008.  Except where noted, Company financial results reported today address continuing operations.

Revenue growth has been driven primarily by international volume growth, improved pricing and foreign currency translation.  The fluctuation in sales compared with last year’s quarter is summarized as follows, in millions:

Increased volume                                                      $0.5                            0.3%

Improved pricing                                                        7.2          5.0%

Foreign currency translation                                        2.0                            1.4%

Total                                                                       $ 9.7                            6.7%

International sales from continuing operations were $50.3 million, or 33% of total net sales, up $4.8 million, or approximately 11% from the second quarter of fiscal 2008.

Efforts to combat rising costs help to support margins

Gross margin declined to 29.5% for the quarter compared with 31.2% in last year’s second quarter due to higher material, freight and utility costs which especially intensified toward the end of the quarter.  An August 1 price increase on U.S. hoist products was implemented to help offset some of these effects going forward.  For most steel-intensive product categories, the Company was able to maintain margin neutrality by increasing its steel surcharge in step with rising market prices.  Steel represents about 10% of total cost of goods sold.  In the first few weeks of October, the Company has seen declines in some material and freight costs and will continue to work with its suppliers to capture these lower costs.

Selling expenses were $17.2 million, up 1.7% when compared with the second quarter of fiscal 2008, reflecting increased staffing to support our sales and marketing efforts as well as currency translation.  As a percent of revenue, selling expenses declined 50 basis points to 11.1%, compared with the same period last year.  The Company expects selling expenses to be in the range of 11.5% to 12.0% for fiscal 2009.

Columbus McKinnon Reports 6.7% Revenue Growth in Fiscal 2009 Second Quarter
October 24, 2008

General and administrative (G&A) expenses were up 13.7% to $9.4 million in the second fiscal quarter of 2009 from $8.3 million in the previous fiscal year’s second quarter.  Higher G&A included increased investments in new product development.  As a percent of revenue, G&A expenses were 6.1% for this year’s second quarter and 5.7% for the same period last year.  The Company expects G&A to be in the range of 6% to 6.5% of sales for fiscal 2009.

The fiscal 2009 period included $0.2 million of restructuring charges related to the closure of an underutilized crane manufacturing facility, consistent with the Company’s ongoing initiative to challenge its manufacturing footprint.

Operating margin was 12.1% in the second quarter of fiscal 2009 compared with 13.6% in the second quarter of fiscal 2008.  Increased material, freight and utility costs throughout the quarter, but measurably higher in the month of September, combined with investments in G&A expenses directed toward expanding sales impacted the margin.

Lower debt in this year’s second quarter resulted in a $0.2 million, or 7.0%, decrease in interest and debt expense for the current quarter and reflects the Company’s emphasis on maintaining its strong capital structure.

The fiscal 2008 second quarter included $1.4 million of bond redemption costs that did not repeat in fiscal 2009.  Other income in fiscal 2009 includes primarily a gain on the sale of the underutilized crane manufacturing facility referenced above.

The effective tax rate for the quarter was 35.9% compared with 36.6% for the prior year’s quarter.  The Company expects the rate to be in the 35% to 36% range for fiscal 2009.

Working capital as a percentage of sales was 19.4% at the end of fiscal 2009’s second quarter compared with 19.9% at the end of last fiscal year’s second quarter and 18.2% at the end of fiscal 2008.  Working capital at the end of the fiscal 2009 period includes $6.6 million in prepaid expenses reflecting the favorable tax impact of the Univeyor divestiture, the benefit of which is expected to be realized during the remainder of fiscal 2009.  Excluding that, pro forma working capital was 18.3% of sales.

Strong balance sheet and financial flexibility remains focus

Debt, net of cash, of continuing operations at September 28, 2008, was $51.1 million, or 14.2% of total capitalization, down from $121.1 million, or 24.4% of total capitalization, a year ago.  Gross debt of continuing operations at the end of the second quarter was $133.1 million, or 30.1% of total capitalization, compared with 34.3% of total capitalization, a year ago.  Considering the $53 million acquisition of Pfaff-silberblau on October 1, 2008, which was financed by existing cash, debt-to-total capitalization on a pro forma basis was approximately 31%.  The Company believes that long-term debt-to-total capitalization approximating 30% allows sufficient flexibility for strategic acquisitions and the financial strength needed for capitalizing on market downturns.

At the end of the second quarter, the Company had $82.0 million of cash, of which approximately $53 million was used to fund the Pfaff-silberblau acquisition on October 1, 2008.  Additionally, in October 2008, the Company used available cash to purchase $5 million of its 8 7/8% notes at a 94% discount to their face value, realizing a $300,000 cash discount and saving $443,750 of annual interest expense going forward.

Cash provided by operating activities from continuing operations in the first half of fiscal 2009 was $31.2 million, of which $19.2 million was generated in the second quarter.  In addition, the Company’s availability on its $75 million line of credit with its bank group was $64.2 million at September 28, 2008, with the difference representing outstanding letters of credit.

Columbus McKinnon Reports 6.7% Revenue Growth in Fiscal 2009 Second Quarter
October 24, 2008

Capital expenditures for the first half of fiscal 2009 were $5.0 million, consistent with the same period in fiscal 2008.  In general, capital spending is focused on new product development, the purchase of productivity-enhancing equipment and capital maintenance items at various manufacturing facilities.  The Company anticipates capital spending for the fiscal year will be approximately $12 to $14 million.

First half fiscal 2009 review

Net sales for the first half of fiscal 2009 were $305.8 million, up 6.8%, or $19.4 million compared with the first half of fiscal 2008.  Gross profit margin was 30.8% compared with 30.9% for fiscal 2008.  Despite higher revenue, fiscal 2009 margins were impacted by higher material, freight and utility costs in the second quarter.  Selling expenses increased $3.0 million, or 9.1%, compared with last year’s first half due primarily to the Company’s strategic growth initiatives.  G&A expenses increased $2.8 million, or 16.6%, as the Company invested in its global infrastructure expansion in Europe, Asia and Latin America and increased engineering costs to support new product development.  Foreign currency translation was about $1.1 million and $0.4 million of the selling and G&A expense increases, respectively.  As a percent of sales, selling and G&A expenses were 17.9% during the first half of fiscal 2009 compared with 17.1% last year.  The Company expects selling and G&A expenses to approximate 17.5% to 18.5% of revenue for fiscal 2009.  Operating margin for the first half of fiscal 2009 was 12.8% compared with 13.7% for the first half of fiscal 2008.  The lower margin was primarily related to effects discussed in the second quarter.  Interest and debt expense in the first half of fiscal 2009 was down $1.0 million, or 13.7%, to $6.3 million reflecting the $20 million year-over-year reduction in average debt outstanding.

Income from continuing operations was $22.3 million for the first half of fiscal 2009, a 9.6% increase from $20.3 million in the first half of fiscal 2008.  On a per diluted share basis, income from continuing operations was $1.16 during the first half of fiscal 2009 compared with $1.06 last year.

Net income for the first half of fiscal 2009 was up 7.0% to $20.3 million compared with the first half of fiscal 2008 net income of $19.0 million.  On a per diluted share basis, first half fiscal 2009 net income was $1.06 compared with $0.99 in the same period last year.  Included in the fiscal 2008 first half were net after-tax charges of $0.9 million, or $0.05 per diluted share, in financing costs.

Backlog and orders continue to grow, but caution and preparedness are critical

Backlog was $63.8 million at the end of the second quarter of fiscal 2009 compared with backlog of $62.3 million and $57.7 million at the end of the fiscal 2008 second and fourth quarters, respectively.  The time to convert the majority of backlog to sales averages from one day to a few weeks, and backlog normally represents four to five weeks of shipments.

Mr. Tevens commented, “We have seen a slowing of orders during October and expect that, given the severity of the global economic crisis, businesses will delay project and purchase decisions until there is more clarity regarding the future.  While we continue to execute our growth strategy, we are prepared to weather a downturn with our relatively low fixed-cost structure, strong balance sheet and solid cash position.  We are aggressively addressing costs to buffer the impact on margins and are rapidly implementing change where needed.”

Columbus McKinnon Reports 6.7% Revenue Growth in Fiscal 2009 Second Quarter
October 24, 2008

About Columbus McKinnon

Columbus McKinnon is a leading worldwide designer, manufacturer and marketer of material handling products, systems and services, which efficiently and ergonomically move, lift, position or secure material. Key products include hoists, cranes, chain and forged attachments. The Company is focused on commercial and industrial applications that require the safety and quality provided by its superior design and engineering know-how.  Comprehensive information on Columbus McKinnon is available on its web site at http://www.cmworks.com.

Teleconference/webcast

A teleconference and webcast have been scheduled for October 24, 2008 at 10:00 AM Eastern Time at which the management of Columbus McKinnon will discuss the Company's financial results and strategy.  Interested parties in the United States and Canada can participate in the teleconference by dialing 1-888-459-1579, asking to be placed in the "Columbus McKinnon Quarterly Conference Call," providing the password "Columbus McKinnon," and identifying conference leader, "Tim Tevens" when asked.  The toll number for parties outside the United States and Canada is +1-210-234-7695.

The webcast will be accessible at Columbus McKinnon's web site: http://www.cmworks.com.

An audio recording of the call will be available two hours after its completion and until October 31, 2008 by dialing 1-888-325-4186.  Alternatively, you may access an archive of the call and its transcript until January 21, 2009 on Columbus McKinnon's web site at: http://www.cmworks.com/news/presentations.aspx.

Safe Harbor Statement
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning future revenue and earnings, involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, including general economic and business conditions, conditions affecting the industries served by the Company and its subsidiaries, conditions affecting the Company's customers and suppliers, competitor responses to the Company's products and services, the overall market acceptance of such products and services, the effect of operating leverage, the pace of bookings relative to shipments, the ability to expand into new markets and geographic regions, the success in acquiring new business, the speed at which shipments improve, and other factors disclosed in the Company's periodic reports filed with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.

Columbus McKinnon Reports 6.7% Revenue Growth in Fiscal 2009 Second Quarter
October 24, 2008

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Income Statements

(In thousands, except per share and percentage data)
	Three Months Ended
	September 28, 2008	September 30, 2007	Change

Net sales	$154,680	$144,977	6.7%
Cost of products sold	109,108	99,681	9.5%
Gross profit	45,572	45,296	0.6%
Gross profit margin	29.5%	31.2%
Selling expense	17,164	16,882	1.7%
General and administrative expense	9,446	8,311	13.7%
Restructuring charges	155	394	-60.7%
Amortization	29	25	16.0%
Income from operations	18,778	19,684	-4.6%
Operating margin	12.1%	13.6%
Interest and debt expense	3,132	3,369	-7.0%
Cost of bond redemptions	-	1,443	-100.0%
Investment loss (income)	114	(257)	-144.4%
Other income	(872)	(439)	98.6%
Income from continuing operations before income tax expense	16,404	15,568	5.4%
Income tax expense	5,897	5,698	3.5%
Income from continuing operations	10,507	9,870	6.5%
Gain (loss) from discontinued operations, net of tax	130	(417)	-131.2%
Net income	$10,637	$9,453	12.5%

Average basic shares outstanding	18,857	18,717	0.7%
Basic income (loss) per share:
Continuing operations	$0.55	$0.53	3.8%
Discontinued operations	0.01	(0.02)
Net income	$0.56	$0.51	9.8%

Average diluted shares outstanding	19,198	19,143	0.3%
Diluted income (loss) per share:
Continuing operations	$0.54	$0.51	5.9%
Discontinued operations	0.01	(0.02)
Net income	$0.55	$0.49	12.2%

Columbus McKinnon Reports 6.7% Revenue Growth in Fiscal 2009 Second Quarter
October 24, 2008

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Income Statements

(In thousands, except per share and percentage data)
	Six Months Ended
	September 28, 2008	September 30, 2007	Change

Net sales	$305,844	$286,427	6.8%
Cost of products sold	211,747	197,799	7.1%
Gross profit	94,097	88,628	6.2%
Gross profit margin	30.8%	30.9%
Selling expense	35,366	32,426	9.1%
General and administrative expense	19,347	16,588	16.6%
Restructuring charges	155	402	-61.4%
Amortization	56	53	5.7%
Income from operations	39,173	39,159	0.0%
Operating margin	12.8%	13.7%
Interest and debt expense	6,325	7,329	-13.7%
Cost of bond redemptions	-	1,443	-100.0%
Investment income	(177)	(551)	-67.9%
Other income	(1,644)	(1,378)	19.3%
Income from continuing operations before income tax expense	34,669	32,316	7.3%
Income tax expense	12,396	11,992	3.4%
Income from continuing operations	22,273	20,324	9.6%
Loss from discontinued operations, net of tax	(1,966)	(1,351)	45.5%
Net income	$20,307	$18,973	7.0%

Average basic shares outstanding	18,838	18,677	0.9%
Basic income (loss) per share:
Continuing operations	$1.18	$1.09	8.3%
Discontinued operations	(0.10)	(0.07)
Net income	$1.08	$1.02	5.9%

Average diluted shares outstanding	19,210	19,115	0.5%
Diluted income (loss) per share:
Continuing operations	$1.16	$1.06	9.4%
Discontinued operations	(0.10)	(0.07)
Net income	$1.06	$0.99	7.1%

Columbus McKinnon Reports 6.7% Revenue Growth in Fiscal 2009 Second Quarter
October 24, 2008

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Balance Sheets
(In thousands)
	September 28, 2008	March 31, 2008

ASSETS
Current assets:
Cash and cash equivalents	$82,034	$75,994
Trade accounts receivable	94,165	93,833
Inventories	89,232	84,286
Prepaid expenses	24,796	17,320
Current assets of discontinued operations	-	17,334
Total current assets	290,227	288,767

Net property, plant, and equipment	52,973	53,420
Goodwill and other intangibles, net	186,450	187,376
Marketable securities	29,130	29,807
Deferred taxes on income	16,954	17,570
Other assets	6,724	8,094
Non-current assets of discontinued operations	-	5,001
Total assets	$582,458	$590,035

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Notes payable to banks	$17	$36
Trade accounts payable	35,135	35,149
Accrued liabilities	53,996	52,265
Restructuring reserve	-	58
Current portion of long-term debt	327	326
Current liabilities of discontinued operations	-	24,955
Total current liabilities	89,475	112,789

Senior debt, less current portion	2,917	3,066
Subordinated debt	129,855	129,855
Other non-current liabilities	50,882	48,844
Total liabilities	273,129	294,554

Shareholders’ equity:
Common stock	190	189
Additional paid-in capital	180,181	178,457
Retained earnings	141,933	122,400
ESOP debt guarantee	(2,570)	(2,824)
Accumulated other comprehensive loss	(10,405)	(2,741)
Total shareholders’ equity	309,329	295,481
Total liabilities and shareholders’ equity	$582,458	$590,035

Columbus McKinnon Reports 6.7% Revenue Growth in Fiscal 2009 Second Quarter
October 24, 2008

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Statements of Cash Flows

(In thousands)
	Six Months Ended
	September 28, 2008	September 30, 2007

Operating activities:
Income from continuing operations	$22,273	$20,324
Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	4,512	4,057
Deferred income taxes	8,016	10,115
Gain on sale of investments/real estate	(649)	(333)
Loss on early retirement of bonds	-	1,106
Stock option expense	974	395
Amortization/write-off of deferred financing costs	266	643
Changes in operating assets and liabilities:
Trade accounts receivable	(584)	603
Inventories	(5,301)	(12,146)
Prepaid expenses	(837)	1,203
Other assets	1,042	(981)
Trade accounts payable	88	2,643
Accrued and non-current liabilities	1,443	(108)
Net cash provided by operating activities from continuing operations	31,243	27,521
Net cash used by operating activities from discontinued operations	(2,214)	(3,637)
Net cash provided by operating activities	29,029	23,884

Investing activities:
Purchase of marketable securities, net	(686)	(711)
Capital expenditures	(5,014)	(4,954)
Proceeds from sale of property	1,269	5,454
Net cash used by investing activities from continuing operations	(4,431)	(211)
Net cash provided by investing activities from discontinued operations	265	253
Net cash (used) provided by investing activities	(4,166)	42

Financing activities:
Proceeds from stock options exercised	391	1,061
Net repayments under revolving line-of-credit agreements	(19)	(777)
Repayment of debt	(125)	(23,326)
Other	441	281
Net cash provided (used) by financing activities from continuing operations	688	(22,761)
Net cash (used) provided by financing activities from discontinued operations	(14,612)	780
Net cash used by financing activities	(13,924)	(21,981)

Effect of exchange rate changes on cash	(4,899)	3,028

Net change in cash and cash equivalents	6,040	4,973
Cash and cash equivalents at beginning of year	75,994	48,655
Cash and cash equivalents at end of period	$82,034	$53,628

Columbus McKinnon Reports 6.7% Revenue Growth in Fiscal 2009 Second Quarter
October 24, 2008

COLUMBUS McKINNON CORPORATION
Additional Data
	September 28, 2008		September 30, 2007		March 31, 2008

Backlog (in millions)	$63.8		$62.3		$57.7

Trade accounts receivable
days sales outstanding	55.4	days	56.3	days	53.0	days

Inventory turns per year
(based on cost of products sold)	4.9	turns	4.6	turns	5.2	turns
Days' inventory	74.6	days	79.7	days	70.1	days

Trade accounts payable
days payables outstanding	29.3	days	27.1	days	29.2	days

Working capital as a % of sales	19.4%		19.9%		18.2%

Debt to total capitalization percentage	30.1%		34.3%		31.1%
Debt, net of cash, to total capitalization	14.2%		24.4%		16.2%

Shipping Days by Quarter

	Q1	Q2	Q3	Q4	Total

FY09	63	63	60	65	251

FY08	63	63	60	63	249

###